Short-Term Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$16,751
Class B	$324
Class C	$791
Class F-1	$1460
Class F-2	$0
Total	$19,326
Class 529-A	$497
Class 529-B	$19
Class 529-C	$77
Class 529-E	$21
Class 529-F-1	$70
Class R-1	$31
Class R-2	$70
Class R-3	$97
Class R-4	$11
Class R-5	$1,676
Total	$2,569

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3858
Class B	$0.3121
Class C	$0.3063
Class F-1	$0.3805
Class F-2	$0.0102
Class 529-A	$0.3727
Class 529-B	$0.2971
Class 529-C	$0.2977
Class 529-E	$0.3489
Class 529-F-1	$0.3995
Class R-1	$0.3040
Class R-2	$0.3029
Class R-3	$0.3464
Class R-4	$0.3796
Class R-5	$0.4059

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	82,279
Class B	2,311
Class C	6,977
Class F-1	7,454
Class F-2	30
Total	99,051
Class 529-A	2,229
Class 529-B	120
Class 529-C	535
Class 529-E	98
Class 529-F-1	295
Class R-1	187
Class R-2	409
Class R-3	440
Class R-4	165
Class R-5	13,430
Total	17,908

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$9.90
Class B	$9.90
Class C	$9.90
Class F-1	$9.90
Class F-2	$9.90
Class 529-A	$9.90
Class 529-B	$9.90
Class 529-C	$9.90
Class 529-E	$9.90
Class 529-F-1	$9.90
Class R-1	$9.90
Class R-2	$9.90
Class R-3	$9.90
Class R-4	$9.90
Class R-5	$9.90